Exhibit 10.1
April 24, 2006
Mr. Andrew B. Albert
35 Longmeadow Road
Winnetka, IL 60093

Dear Andy:
     On behalf of Nashua Corporation (the “Company”), set forth below are the terms of your transition:
     1.      You will remain employed in your current positions as Chairman, Chief Executive Officer and President of the Company through May 3, 2006. Beginning on May 4, 2006, you will become the Executive Chairman of the Company (an executive position), reporting to the Company’s Board of Directors and you will no longer serve as Chief Executive Officer and President. Your specific duties will be determined by you and the Board of Directors.
     2.      Your annualized base salary as Executive Chairman will be $200,000, subject to applicable withholdings.
     3.      You will remain eligible to receive your full targeted bonus for 2006, and the bonus will not be prorated because of the change in your position to Executive Chairman on May 4, 2006. In addition, for 2006 you will remain eligible to participate in any and all bonus and benefit programs that the Company establishes and makes available to its executive officers from time to time, provided you are eligible under (and subject to all the provisions of) the plan documents and regulations governing those programs.
     4.      Effective on January 1, 2007, you will become an at-will non-executive employee of the Company as an advisor to the Company’s Chief Executive Officer. Your specific duties will be determined by you and the Board of Directors. In addition, you will continue to serve, at the pleasure of the Board of Directors, as its non-executive Chairman (assuming the stockholders have continued to elect you as a member of the Board of Directors). You will receive the same compensation as is paid to other non-employee directors plus an additional annual stipend of $50,000, payable as determined by the Board of Directors. As long as you are an employee, you will be eligible to participate in health, dental and other benefit plans made available to employees generally.
     5.      You will continue to be a participant in the Company’s 2004 Value Creation Incentive Plan and, subject to your continued employment with the Company, the restricted stock

Mr. Andrew B. Albert
April 24, 2006

award granted to you on June 15, 2004 under such plan will not be affected by the change in your employment status discussed above. Your Nonstatutory Stock Option Agreements, dated as of December 15, 2000, March 5, 2001 and February 11, 2002, will continue unaffected by the change in your employment status discussed above.
     6.      Your employment will end on August 31, 2008, unless sooner terminated by the Board of Directors. Thereafter, you will continue to serve, at the pleasure of the Board of Directors, as its non-executive Chairman (assuming the stockholders have continued to elect you as a member of the Board of Directors) and to receive the same compensation as is paid to other non-employee directors plus an additional annual stipend of $50,000, payable as determined by the Board of Directors.
     If this letter correctly sets forth the terms under which you will transition your positions with the Company, please sign the enclosed copy of this letter in the space provided below and return it to me.

Very truly yours, Nashua Corporation
By:	/s/ George R. Mrkonic, Jr.
	Name:	George R. Mrkonic, Jr.
	Title:	Chairman of the Leadership & Compensation Committee of the Board of Directors

The foregoing correctly sets forth the terms of my
transition with Nashua Corporation

/s/ Andrew B. Albert
Andrew B. Albert

Date: April 24, 2006